Exhibit 15.1

To the Board of Directors of Akanda Corp.

We hereby consent to the incorporation by reference in each of the Akanda Corp.’s Registration Statements on Form S-8 (No. 264450, No. 267976, No. 273245 and No. 279381) of our report dated June 8, 2026, relating to the consolidated financial statements of Akanda Corp., which appears in this Form 20-F.

June 9, 2026

We have served as the Company’s auditor since 2023

Los Angeles, California

PCAOB ID Number 6580